Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 26, 2010. The purposes of the meeting was to elect five (5) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Frank J. Crothers, Larry D. Thompson, Gregory E. Johnson,
Charles B. Johnson and J. Michael Luttig and the ratification of PricewaterhouseCoopers LLP. No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Trustees:



                                % of      % of            % of     % of Shares
                             outstanding Shares        outstanding Present and
Term Expiring 2013   For        Shares   Voted Withheld  Shares     Voting

Frank J. Crothers  115,441,986  87.92%   97.73%  2,676,835    2.04%    2.27%
Larry D. Thompson  115,482,650  87.96%   97.77%  2,636,171    2.01%    2.23%
Charles B. Johnson 114,845,143  87.47%   97.23%  3,273,678    2.49%    2.77%
Gregory E. Johnson 115,118,562  87.68%   97.46%  3,000,259    2.29%    2.54%


                               % of      % of            % of      % of Shares
                            outstanding Shares         outstanding Present and
Term Expiring 2011   For        Shares   Voted  Withheld  Shares     Voting
J. Michael Luttig  115,520,119  87.98%  97.80%  2,598,702  1.98%      2.20%

*Harris J. Ashton, Ann Torre Bates, Edith E. Holiday, David W. Niemiec, Frank A. Olson, Constantine D. Tseretopoulos and Robert E. Wade

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010.

	Shares Voted	% of outstanding Shares	% of Voted Shares
For      115,917,746             88.29%           98.14%
Against    1,091,817              0.83%            0.92%
292,692    1,109,257              0.84%            0.94%
Total    118,118,820             89.96%          100.00%